Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FIRST QUARTER 2021 RESULTS

Performance was consistent with original guidance despite significant impact of severe weather

PERRYSBURG, Ohio (April 28, 2021) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the first quarter ended March 31, 2021.

“O-I’s first quarter business performance was strong and consistent with our original guidance. This was accomplished despite the significant impact of severe weather that disrupted operations in Texas, Oklahoma and Mexico. Aside from this temporary event, business trends were favorable. Excluding the effect of recent divestitures, sales volume was consistent with last year despite the impact of severe weather and COVID-19 related restrictions. Favorable trends accelerated as the quarter progressed. Furthermore, continued strong operating performance and the company’s margin enhancement initiatives offset the impact of severe weather. First quarter cash flow trends were favorable considering typical business seasonality reflecting our continued focus on working capital management,” said Andres Lopez, CEO.

“We continue to take bold actions to improve O-I’s business fundamentals. Following a very successful startup, our first full-scale commercial MAGMA production line is now operational and the team is conducting the necessary tests to validate this revolutionary technology. In addition, we recently announced a $75 million investment to further expand a facility in the Andean market where demand for glass containers exceeds current capacity. Also, as part of its margin enhancement initiatives, O-I has formed a strategic partnership with Accenture to manage its global shared service center activity that is expected to increase capability, improve agility and reduce future SG&A costs. Finally, as announced on Monday, our Paddock Enterprises, LLC subsidiary reached an agreement in principle to accept the terms of a mediator’s proposal regarding a consensual plan of reorganization under the Bankruptcy Code. The agreement provides for total consideration of $610 million to fund a trust on the effective date of a plan of reorganization, subject to definitive documentation and satisfaction of certain conditions. This represents a major milestone as we seek a fair and final resolution to legacy asbestos-related liabilities. All of these actions are consistent with our strategy to increase shareholder value.”

“I believe the company is at an important inflection point as we advance our bold plan to change O-I’s business fundamentals. Reflecting our efforts to increase stability and agility, we have demonstrated a step change in our resilience as well as ability to consistently perform and deliver on our commitments. At the same time, we are removing the constraints of the past including legacy asbestos liabilities while moving forward with breakthrough innovations like MAGMA. We expect these and other key strategic actions will usher in a new period of prosperity for O-I,” concluded Lopez.

First Quarter 2021 Results

•  Reported Results: For the first quarter 2021, the company recorded a loss of $0.62 per share compared to earnings of $0.32 per share (diluted) in the prior year. The current year loss before income taxes was $65 million, compared to earnings before income taxes of $81 million in the first quarter of 2020. Both periods include items management considers not representative of ongoing operations. In the first quarter of 2021, this included a $154 million adjustment to the company’s Paddock support agreement liability primarily to reflect the subsidiary’s agreement in principle for a consensual plan of reorganization.

•	Adjusted Earnings[1]: Excluding certain items management considers not representative of ongoing operations, first quarter 2021 adjusted earnings[1] were $0.35 per share compared with the prior year of $0.41 per share. Lower earnings primarily reflected recent divestitures. Current results were within management’s earnings guidance of $0.32 to $0.37.

•	Segment Operating Profit[1]: First quarter 2021 segment operating profit was $175 million compared to $176 million in the prior year period. These results were in-line with the prior year period despite the July 2020 divestiture of the company’s Australia and New Zealand (“ANZ”) business, which contributed $12 million of segment operating profit in the first quarter of 2020. Sales volume was stable with prior year levels on a comparable basis, excluding the impact from recent divestitures. Continued strong operating performance and the benefit of margin enhancement initiatives offset the significant impact of severe weather.

•  Cash Flows: Cash utilized by operating activities was $56 million in first quarter 2021, compared to a $315 million use of cash in 2020. First quarter 2021 free cash flow1 was a $149 million use of cash compared to a $435 million use of cash in 2020. The first quarter is typically a use of cash due to the seasonality of the business. The lower use of cash in 2021 primarily reflected improved working capital management.

•  Capital Structure: Total debt was $5.3 billion at March 31, 2021 compared to $6.4 billion at March 31, 2020. Net debt1 was $4.6 billion at March 31, 2021 which was down more than $900 million from the prior year. Lower debt levels primarily reflected favorable cash flow and use of proceeds from divestitures partially offset by unfavorable foreign currency translation. Committed liquidity approximated $2.1 billion at March 31, 2021.

Net sales were $1.5 billion in the first quarter of 2021 compared to $1.6 billion in the prior year quarter. Adjusted for divestitures, net sales increased $66 million. Higher average selling prices contributed $28 million to this increase while favorable mix contributed $10 million. In addition, foreign currency translation added $35 million of higher sales in the quarter. Finally, revenue from technical services declined $7 million reflecting lower engineering project activity. Shipments in tons were essentially flat to the prior year yet the company estimates global shipments increased 1.5 percent excluding the negative effects of severe weather in the U.S. and Mexico.

Segment operating profit was $175 million in the first quarter of 2021 compared to $176 million in the prior year period.

________________________________

1Adjusted earnings per share, free cash flow, segment operating profit, and net debt are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•	Americas: Segment operating profit in the Americas was $100 million compared to $103 million in the first quarter of 2020. Shipments in tons declined 1.3 percent but the company estimates shipments were up 1.5 percent adjusted for the impact of severe weather that affected Texas, Oklahoma and Mexico. The benefit of higher selling prices was more than offset by elevated cost inflation due to estimated energy surcharges related to severe weather. Benefits from the company’s margin expansion initiatives more than offset the significant operational impact of severe weather. Results included $4 million of favorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $75 million compared to $61 million in the first quarter 2020. Sales volume increased 2.0 percent while cost inflation slightly outpaced the benefit of improved prices. Higher segment operating profit primarily reflect the benefit of the company’s margin expansion initiatives. Likewise, results included $6 million of favorable foreign currency translation.

•	Asia Pacific: Segment operating profit in Asia Pacific was $0 compared to $12 million in the first quarter 2020. Results of the Asia Pacific segment have been recast to reflect only the earnings of the ANZ businesses following the sale of the business unit in July 2020. The sales and operating results of the other businesses that historically comprised the Asia Pacific segment and were retained by the company, have been reclassified to Other sales and Retained corporate costs and other, respectively.

Retained corporate and other costs were $35 million compared to $28 million in the prior year quarter. Higher costs primarily reflected additional R&D investment in MAGMA, marketing expense for the company’s glass advocacy campaign and the change in value of foreign currency hedges.

2021 Outlook

Currently, O-I expects second quarter 2021 adjusted earnings will approximate $0.45 to $0.50 per share. This outlook assumes higher selling prices offset cost inflation as well as double-digit sales and production volume improvement compared to the second quarter 2020, which was significantly impacted by disruption from the pandemic.

The company reiterates its full year 2021 guidance of $1.55 to $1.75 adjusted earnings per share and cash provided by operating activities of approximately $615 million or higher resulting in approximately $240 million in free cash flow.

Given significant market uncertainty due to the global pandemic, the company’s business outlook is subject to adjustment, especially if there is a material change in demand trends compared to expectations. This outlook assumes foreign currency rates as of April 27, 2021, reflects the earnings dilution on the ANZ divestiture and an effective annual tax rate of approximately 30 to 32 percent. This outlook is subject to adjustment if final energy surcharges related to the severe weather during the first quarter differ significantly from the company’s initial estimates.

Conference Call Scheduled for April 29, 2021

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Thursday, April 29, 2021, at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on April 29, 2021. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2021 earnings conference call is currently scheduled for Wednesday, August 4, 2021, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 25,000 people across 72 plants in 20 countries, O-I achieved revenues of $6.1 billion in 2020. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, net debt, EBITDA and EBITDA to free cash flow conversion provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by continuing operating activities less cash payments for property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Free cash flow and free cash flow to EBITDA conversion may be useful to investors to assist in understanding the comparability of cash flows generated by the company’s principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization due to factors beyond the company’s and Paddock’s control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company’s liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company’s ability to obtain the benefits it anticipates from the corporate modernization, (9) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock’s legacy liabilities, (10) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company’s ability to achieve its strategic plan, (12) the company’s ability to improve its glass melting technology, known as the MAGMA program, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation, (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company’s ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2021	2020
Net sales	$1,500	$1,561
Cost of goods sold	(1,256)	(1,293)

Gross profit	244	268

Selling and administrative expense	(102)	(116)
Research, development and engineering expense	(18)	(16)
Interest expense, net	(51)	(53)
Equity earnings	18	15
Other expense, net	(156)	(17)

Earnings (loss) before income taxes	(65)	81

Provision for income taxes	(26)	(26)

Net earnings (loss)	(91)	55

Net earnings attributable to noncontrolling interests	(6)	(5)

Net earnings (loss) attributable to the Company	$(97)	$50

Basic earnings per share:
Net earnings (loss) attributable to the Company	$(0.62)	$0.32
Weighted average shares outstanding (thousands)	157,571	156,081

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$(0.62)	$0.32
Diluted average shares (thousands)	157,571	157,684

O-I GLASS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

Unaudited	March 31,	December 31,	March 31,
	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$742	$563	$891
Trade receivables, net	714	623	767
Inventories	827	841	1,047
Prepaid expenses and other current assets	203	270	257
Total current assets	2,486	2,297	2,962

Property, plant and equipment, net	2,791	2,907	2,987
Goodwill	1,880	1,951	1,773
Intangibles, net	310	325	312
Other assets	1,358	1,402	1,470

Total assets	$8,825	$8,882	$9,504

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$998	$1,126	$1,025
Short-term loans and long-term debt due within one year	180	197	283
Other liabilities	524	575	516
Total current liabilities	1,702	1,898	1,824

Long-term debt	5,168	4,945	6,115
Paddock support agreement liability	625	471	471
Other long-term liabilities	1,068	1,167	1,018
Share owners' equity	262	401	76

Total liabilities and share owners' equity	$8,825	$8,882	$9,504

O-I GLASS, INC.
Condensed Consolidated Cash Flow
(Dollars in millions)

Unaudited	Three months ended March 31
	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$(91)	$55
Non-cash charges
Depreciation and amortization	115	126
Pension expense	8	9
Charge related to Paddock support agreement liability	154
Cash payments
Pension contributions	(18)	(13)
Cash paid for restructuring activities	(3)	(8)
Change in components of working capital (a)	(229)	(461)
Other, net (b)	8	(23)
Cash utilized in operating activities	(56)	(315)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(93)	(120)
Net cash proceeds on disposal of other businesses and misc. assets	4
Net cash proceeds on sale of ANZ business	58
Deconsolidation of Paddock		(47)
Other		2
Cash utilized in investing activities	(31)	(165)

Cash flows from financing activities:
Changes in borrowings, net	290	859
Dividends Paid		(8)
Issuance of common stock and other	(2)	(2)
Cash provided by financing activities	288	849
Effect of exchange rate fluctuations on cash	(22)	(29)
Change in cash	179	340
Cash at beginning of period	563	551
Cash at end of period	$742	$891

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2021, December 31, 2020 and March 31, 2020, the amount of receivables sold by the Company was $444 million, $436 million and $429 million, respectively. For the three months ended March 31, 2021 and 2020, the Company's use of its factoring programs resulted in an increase of $8 million to cash from operating activities and a $110 million decrease to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.
Reportable Segment Information and Reconciliation to Earnings Before Income Taxes
(Dollars in millions)

Unaudited	Three months ended March 31
	2021	2020
Net sales:
Americas	$837	$831
Europe	639	576
Asia Pacific	-	123
Reportable segment totals	1,476	1,530

Other	24	31
Net sales	$1,500	$1,561

Segment operating profit (a):

Americas	$100	$103
Europe	75	61
Asia Pacific	-	12
Reportable segment totals	175	176
Items excluded from segment operating profit:
Retained corporate costs and other	(35)	(28)
Charge related to Paddock support agreement liability	(154)
Charge for deconsolidation of Paddock		(14)

Interest expense, net	(51)	(53)
Earnings (loss) before income taxes	$(65)	$81

Ratio of earnings before income taxes to net sales	-4.3%	5.2%

Segment operating profit margin (b):

Americas	11.9%	12.4%
Europe	11.7%	10.6%
Asia Pacific	-	9.8%
Reportable segment margin totals	11.9%	11.5%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended March 31
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 1Q20	$831	$576	$123	$1,530
Effects of changing foreign currency rates (a)	(13)	48		35
Price	26	2		28
Sales volume & mix	(3)	13		10
Divestitures	(4)		(123)	(127)
Total reconciling items	6	63	(123)	(54)
Net sales for reportable segments- 1Q21	$837	$639	$-	$1,476

	Three months ended March 31
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 1Q20	$103	$61	$12	$176
Effects of changing foreign currency rates (a)	4	6		10
Net price (net of cost inflation)	(17)	(3)		(20)
Sales volume & mix	(1)	3		2
Operating costs	11	8		19
Divestitures			(12)	(12)
Total reconciling items	(3)	14	(12)	(1)
Segment operating profit - 1Q21	$100	$75	$-	$175

(a) Currency effect on net sales and segment operating profit determined by using 2021 foreign currency exchange rates to translate 2020 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended
	March 31, 2021	March 31, 2020
Net earnings (loss) attributable to the Company	$(97)	$50
Items impacting other expense, net:
Charge related to Paddock support agreement liability	154
Charge for deconsolidation of Paddock		14
Total adjusting items (non-GAAP)	$154	$14

Adjusted earnings (non-GAAP)	$57	$64

Diluted average shares (thousands)	157,571	157,684

Net earnings (loss) attributable to the Company (diluted)	$(0.62)	$0.32
Adjusted earnings per share (non-GAAP) (a)	$0.35	$0.41

(a) For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 160,125 for the three months ended March 31, 2021.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter ending June 30, 2021 or year ending December 31, 2021, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Three months Ended	Three months Ended	Forecast for Year Ended
	March 31, 2021	March 31, 2020	December 31, 2021
Cash provided by (utilized in) continuing operating activities	$(56)	$(315)	$615
Cash payments for property, plant and equipment	(93)	(120)	(375)
Free cash flow (non-GAAP)	$(149)	$(435)	$240

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited

	March 31, 2021	March 31, 2020
Total debt	$5,348	$6,398
Cash and cash equivalents	742	891
Net Debt	$4,606	$5,507

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2021, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.